Exhibit 99.2

FORM OF NOTICE OF SPECIAL OPTIONAL REDEMPTION

GREAT PLAINS ENERGY INCORPORATED

$ 750,000,000	2.50% Notes due 2020	CUSIP: 391164 AG5
$1,150,000,000	3.15% Notes due 2022	CUSIP: 391164 AH3
$1,400,000,000	3.90% Notes due 2027	CUSIP: 391164 AJ9
$1,000,000,000	4.85% Notes due 2047	CUSIP: 391164 AK6

NOTICE is hereby given pursuant to the terms of the Indenture dated as of June 1, 2004 between Great Plains Energy Incorporated (the “Company”) and BNY Midwest Trust Company, as supplemented by the Fifth Supplemental Indenture, dated as of March 9, 2017 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to BNY Midwest Trust Company), as trustee (the “Trustee”), that the Company is exercising its Special Optional Redemption rights because the Company has determined, in its reasonable judgment, that as of July 10, 2017 the Merger will not be consummated on or before 5:00 pm (New York City Time) on November 30, 2017, and, accordingly, the Securities listed above will be redeemed in whole on July 19, 2017 (the “Redemption Date”). The Securities will be redeemed at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, to, but excluding, the Redemption Date (the “Redemption Price”). Neither failure to receive this notice nor any defect in such notice so given shall affect the sufficiency or validity of the redemption of the Securities. Capitalized terms used in this notice but not defined herein shall have the meanings ascribed to them in the Indenture.

On the Redemption Date, the Securities of each series will become due and payable at the Redemption Price and, on and after the Redemption Date, interest shall cease to accrue on the Securities.

Payment of the Redemption Price and surrender of the Securities for redemption will be made through the facilities of The Depository Trust Company. To receive the Redemption Price, the registered holder of any Securities (the “Holder”) must surrender the Securities to the Paying Agent, at the Paying Agent’s office at the following address:

First Class/Registered/Certified: The Bank of New York Mellon Trust Company, N.A.	Express Delivery Only: The Bank of New York Mellon Trust Company, N.A.	By Hand Only: The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon P.O. Box 396 Attention: Debt Processing Unit (ACT) East Syracuse, NY 13057	c/o The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Bond Redemption Unit	c/o The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Bond Redemption Unit

NOTE: Federal income tax law generally requires trustees making payments to U.S. holders on securities to withhold 28% of such remittance from U.S. holders who have failed to furnish the trustee with a valid taxpayer identification number (either a social security number or employer identification number, as applicable). To avoid the imposition of that backup withholding, holders must submit a properly completed IRS Form W-9 to the Trustee stating a valid taxpayer identification number when their Securities are redeemed. A non-U.S. holder is generally exempt from such backup withholding provided that the non-U.S. holder certifies its nonresident status on the appropriate IRS Form W-8 (or a suitable substitute form) and certain other conditions are met, or otherwise establishes an exemption. Non-U.S. holders can be subject to a U.S. federal withholding tax of 30%, including under the Foreign Account Tax Compliance Act and related Treasury regulations, unless an exemption from such withholding tax is established.

The CUSIP number relating to each series of Securities is included solely for the convenience of the Holder. Neither the Company nor the Trustee shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on the Securities or as indicated in this redemption notice.

Dated: July 14, 2017	GREAT PLAINS ENERGY INCORPORATED